On June 1, 2009, the Registrant announced that the Board of Trustees of the Fund approved and adopted a Plan of Termination, Liquidation and Dissolution which will result in the termination of the Registrant in accordance with the laws of the Commonwealth of Massachusetts and the Registrant's Declaration of Trust, as amended. As a result of adopting the Plan of Termination below, Liquidation and Dissolution, the Registrant will begin to wind up its affairs and will no longer seek to attain its investment objectives.

PLAN OF TERMINATION, LIQUIDATION AND DISSOLUTION

FIRST TRUST TAX-ADVANTAGED PREFERRED INCOME FUND


	This PLAN OF TERMINATION, LIQUIDATION AND DISSOLUTION (the "Plan") is made on June 1, 2009 by FIRST TRUST TAX-ADVANTAGED PREFERRED INCOME FUND (the "Fund"), a Massachusetts business trust and a closed-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act").

	WHEREAS, pursuant to Section 8.2 of the Declaration of Trust of the Fund, dated March 9, 2006, as amended (the "Declaration"), the Fund may be terminated at any time by the Trustees by written notice to the Shareholders of the Fund;

	WHEREAS, the Board of Trustees (the "Board") of the Fund, after substantial discussion and deliberation, has unanimously determined that it is in the best interests of the Fund and the Shareholders of the Fund to terminate, liquidate and dissolve the Fund;

	WHEREAS, this Plan is intended to accomplish the complete termination, liquidation and dissolution of the Fund in accordance with the laws of the Commonwealth of Massachusetts, the Declaration and the By-Laws of the Fund as amended and restated on December 10, 2006 (the "By-Laws"); and

	WHEREAS, the Board has considered and approved this Plan as the method of terminating, liquidating and dissolving the Fund;
and

	WHEREAS, any capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Declaration;

	NOW THEREFORE, the termination, liquidation and dissolution of the Fund shall be carried out in the manner hereinafter set forth:

	1.	Effective Date of Plan.

	The Plan and the termination, liquidation and dissolution of the Fund as contemplated herein, having been duly approved and adopted by the Board pursuant to Section 8.2 of the Declaration, shall become effective upon the sending of written notice to the Shareholders (the date upon which such notice is sent being referred to herein as the "Effective Date"). The Fund shall cause such written notice to the Shareholders to be sent to the Shareholders as soon as practicable.

	2.	Cessation of Business.

	At the close of business on the Effective Date, the Fund shall cease its business as an investment company and shall thereafter carry on no business except for the purpose of winding up its affairs, liquidating its assets, paying, discharging or making reasonable provision for the payment of all of the Fund's liabilities, whether accrued, contingent, expected or otherwise, as provided in Section 4 hereof, distributing its remaining assets in complete distribution of the Trust Property to or for the benefit of the Shareholders, and doing all other acts required to liquidate and wind up its business and affairs, and will dissolve, all in accordance with this Plan and with the Declaration.

	3.	Notice; Fixing of Interests and Closing of Shareholder
Register Books.

	The Fund shall provide the requisite notice or notices to the NYSE Amex of its termination and liquidation and the date of the First Distribution (as defined below) on a timely basis, and shall provide any other de-listing application as required by the NYSE Amex in order to cease the trading of the Fund's shares on the NYSE Amex (the date provided in such notice as the date the shares of the Fund shall cease trading on the NYSE Amex being referred to herein as the "Notice Date"). The proportionate interests of Shareholders of record (the "Record Holders") in the assets of the Fund shall be fixed on the basis of their respective holdings at the close of business on the Notice Date, subject to regular way settlement procedures. As of the Notice Date, the stock transfer books of the Fund shall be closed and all stock certificates held by Shareholders will be deemed to be cancelled. Thereafter, the Shareholders' respective interests in the Fund's assets shall not be transferable by the negotiation of share certificates and the Fund's shares will cease to be traded on the NYSE Amex.

	4.	Liquidation of Assets and Payments of Debts.

	As soon as is reasonable and practicable after the Effective Date, all portfolio securities of the Fund shall be converted to cash or cash equivalents. As soon as practicable after the Effective Date, the Fund shall determine and pay or discharge, or make reasonable provision to pay or discharge in full, all known or reasonably ascertainable unpaid liabilities or obligations of the Fund incurred or expected to be incurred, prior to the date of the First Distribution (as defined below) provided for in
Section 5 below. If the Fund is unable to pay or discharge any liabilities of the Fund prior to the date of the First
Distribution, the Fund shall retain cash or cash equivalents in an amount that it estimates is necessary to pay or discharge such unpaid liabilities of the Fund on the Fund's books on the date of the First Distribution and other liabilities as described in
Section 5 below. To the extent the Fund cannot dispose of an asset prior to the Final Liquidation Date referenced in Section 5 below, the Fund shall grant, assign, convey and transfer such asset (each a "Remaining Asset" and collectively, the "Remaining Assets") to the Record Holders and from the Record Holders to the Liquidating Trust referred to in Section 8 below by means of a direct transfer to the Trustee of the Liquidating Trust.



	5.	Liquidating Distributions.

	The Fund's Trust Property is expected to be distributed by one or more cash payments in complete cancellation of all of the outstanding shares of the Fund. The first distribution of the Fund's Trust Property (the "First Distribution") is expected to consist of cash representing a substantial portion of the assets of the Fund, less an estimated amount necessary to pay or discharge any (a) unpaid liabilities and obligations of the Fund on the Fund's books on the date of the First Distribution, (b) liabilities as the Fund's officers or Board shall reasonably deem to exist against the assets of the Fund as of the date of the First Distribution, and (c) a reserve for contingent liabilities as the Fund's officers or Board may reasonably deem appropriate. The First Distribution will also provide, in accordance with the Fund's Statement Establishing and Fixing the Rights and Preferences of Series M Auction Preferred Shares (the "Statement"), that the Preferred Shares (as defined in the Statement) shall be repaid in full, whether through liquidation, redemption or otherwise, and the Holders (as defined in the Statement) thereof shall receive any and all amounts to which they are entitled under Section 12 (b) of the Statement prior to any distributions to any other Shareholders. Any subsequent distribution (each, a "Distribution" and, together with the First Distribution, the "Liquidating Distributions") will consist of cash from any assets remaining after accrual of expenses, the proceeds of any sale of assets of the Fund under the Plan not sold prior to the earlier Distributions and any other miscellaneous assets or income of the Fund. The Board or the Fund's officers will set the Notice Date, the payment date for the First Distribution and each subsequent Distribution to Record Holders and provide notice thereof pursuant to Section 3 above. Cash or other assets held as provided herein for the payment of contingent or unascertained liabilities in accordance with this Plan in excess of the amounts ultimately required for the payment and discharge of the Fund's liabilities and obligations shall be distributed to the Record Holders at the time and under the conditions established with respect to such reserves or other arrangements hereunder providing for the payment thereof as determined by the Fund's officers or Trustees. Each Record
Holder of the Fund will receive Liquidating Distributions based upon the net assets of the Fund. Record Holders not holding stock certificates of the Fund will receive such Liquidating Distributions automatically. As Fund officers may reasonably deem appropriate, Record Holders who hold stock certificates of the Fund may or may not be required to return such stock certificates to receive Liquidating Distributions. Thereafter, the stock certificates held by Shareholders shall have no value. All Shareholders will receive information concerning the sources of the Liquidating Distributions. Upon mailing of the final Liquidating Distribution (the date of such mailing, the "Final Liquidation Date"), which date shall not be more than one year after the First Distribution, (y) any Remaining Assets or other assets of the Fund shall be contributed to the Liquidating Trust referred to in Section 8 below, and (z) all of the Trust Property shall have been distributed as required under Section 8.2 of the Declaration.

	6.	Satisfaction of Tax Distribution Requirements.

	At or immediately prior to the mailing of the First Distribution, the Fund shall, if necessary, have declared and paid a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to the Record Holders all of the Fund's investment company taxable income for taxable years or portions thereof ending at or prior to the date of the First Distribution (computed without regard to any deduction for dividends paid) and all of the net capital gain, if any, realized in taxable years or portions thereof ending at or prior to the date of the First Distribution (after reduction for any capital loss carry-forward) and any additional amounts necessary to avoid any excise tax for such periods.

	At or immediately prior to the Final Liquidation Date, the Fund shall, if necessary, have declared and paid a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to the Record Holders all of the Fund's investment company taxable income for taxable years ending at or prior to the Final Liquidation Date (computed without regard to any deduction for dividends paid) and all of the net capital gain, if any, realized in taxable years ending at or prior to the Final Liquidation Date (after reduction for any capital loss carry-forward) and any additional amounts necessary to avoid any excise tax for such periods.

	7.	Expenses of the Liquidation and Dissolution of the
Fund.

	The Fund shall bear all of the expenses incurred by it in taking any actions in furtherance of this Plan.

	8.	 Liquidating Trust.

	The Board may, if the Board in its absolute discretion deems it necessary, appropriate or desirable, establish with one or more trustees selected by the Board of Trustees, a liquidating trust (the "Liquidating Trust") pursuant to a liquidating trust agreement (the "Liquidating Trust Agreement"). Upon establishment of the Liquidating Trust and in accordance with
Section 4 hereof, the Board of Trustees shall (i) grant, assign, convey, transfer and contribute to the Liquidating Trust all Remaining Assets of the Fund and any other assets of the Fund not yet distributed to the shareholders of the Fund, and
(ii) distribute interests in the Liquidating Trust pro rata to those shareholders of the Fund who were shareholders of record as of the close of business on the Notice Date.

      	a. 	No distributions of any assts held by the
Liquidating Trust shall be made by such trustees other than as provided by the express terms and provisions of the Liquidating Trust Agreement, and no assets held by the Liquidating Trust shall ever revert or be distributed to the Fund or to any Shareholder thereof, as such, other than a Record Holder entitled thereto as provided in the Liquidating Trust Agreement. Assets held in the Liquidating Trust shall be distributed to the beneficiaries of the Liquidating Trust at the time and under the conditions set forth in the express terms and provisions of the Liquidating Trust Agreement.

      	b.	It is intended that the Liquidating Trust will
constitute a liquidating trust that is owned by the former shareholders of record of the Fund for federal income tax purposes. Accordingly, for federal income tax purposes, it is intended that the assignment of the Remaining Assets and other assets of the Fund to the Liquidating Trust shall, subject to the terms and conditions of the Liquidating Trust Agreement, constitute a final liquidating distribution by the Fund to its shareholders of record of their pro rata interests in such assets, followed by such shareholders' contribution of their pro rata interests in such assets to the Liquidating Trust.

	9.	Filings.

	As soon as practicable after the distributions of the Fund's Trust Property, the Fund shall file a notice of liquidation and dissolution of the Fund and any other documents as are necessary to effect the liquidation and dissolution of the Fund in accordance with the requirements of the Declaration, Massachusetts law, the Internal Revenue Code of 1986, as amended (the "Code"), any applicable securities laws, and any rules and regulations of the NYSE Amex, the Securities and Exchange
Commission (the "SEC") or any state securities commission, including, without limitation, withdrawing any qualification to conduct business in any state in which the Fund is so qualified, as well as the preparation and filing of any tax returns, and a majority of the Board shall execute and lodge among the records of the Fund an instrument in writing setting forth the fact of the termination, liquidation and dissolution of the Fund.

	10.	Deregistration as an Investment Company and as a
Reporting Company.

	As soon as reasonably practicable after the Final Liquidation Date, the Fund shall file applications with the SEC to de-register under the 1940 Act and under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and shall be authorized to file any amendments thereto as the officers of the Fund deem necessary to effect such de-registration.

	11.	Dissolution and other Filings.

	As soon as reasonably practicable after the SEC has issued an order granting de-registration of the Fund, the Fund shall be terminated under Massachusetts law.

	12.	Power of Trustees.

	The Board, and, subject to the direction of the Board, the officers of the Fund, shall have authority to do or authorize any or all acts and things as they may consider necessary or desirable to carry out the purposes of this Plan, including, without limitation, the execution and filing of all certificates, documents, instruments, information returns, tax returns, forms and other papers which may be necessary or appropriate to implement the Plan or which may be required by the provisions of Massachusetts law, the 1940 Act, the Securities Act of 1933, as amended, the Exchange Act, the Code, the NYSE Amex, or other applicable laws. The death, resignation or disability of any Trustee or officer of the Fund shall not impair the authority of the surviving or remaining Trustees or officers to exercise any of the powers provided for in this Plan.

	13.	Amendment or Abandonment.

	The Board shall have the authority to authorize such variations from, or amendments of, the provisions of this Plan (other than the terms governing Liquidating Distributions as contained in Section 5 above) solely as may be necessary or appropriate to give effect to the liquidation and dissolution of the Fund and the distribution of the Trust Property to Shareholders in accordance with the purposes to be accomplished by this Plan.



	14.	Further Assurances.

	The Fund, its Trustees and officers shall take such further action, prior to, at, and after the Final Liquidation Date, as may be necessary or desirable and proper to consummate the transactions contemplated by this Plan.

	15.	Governing Law.

	This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

	16.	Limitations on Liability.

      Notice is hereby given of the Fund's Declaration of Trust and all amendments thereto, a copy of each of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitations of Shareholder and Trustee liability contained therein. The obligations imposed upon the Fund by this Plan are not binding upon any of the Fund's Trustees, officers or Shareholders individually, but are binding only upon the Fund's assets and property, and persons dealing with the Fund must look solely to the assets and property of the Fund for the enforcement of any claims.
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{00013235.DOC;1}Exhibit 77D.DOC